EXHIBIT 11(b)
CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference into the Prospectuses and Statement of Additional Information in Post-Effective Amendment No. 46 to the Registration Statement on Form N-1A of Fidelity Advisor Series VII: Fidelity Advisor Overseas Fund (currently Fidelity Advisor Series VIII: Fidelity Advisor Overseas Fund), of our report dated December 12, 1996 on the financial statements and financial highlights included in the October 31, 1996 Annual Report to Shareholders of Fidelity Advisor Overseas Fund.
We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Auditor" in the Statement of Additional Information.

/s/ Price Waterhouse L.L.P.
Price Waterhouse L.L.P.
Boston, Massachusetts
October 27, 1997